Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE

•	Turkish Black Sea gas project is entering final construction phase prior to first production
•	“Southern Cross” semi-submersible will begin drilling Akcakoca-3 well this month
•	Romanian exploration drilling program will start this fall
•	Hungarian exploration well is drilling ahead

DALLAS, TEXAS – (October 17, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an operational update on its joint venture with TPAO (the Turkish national oil company) and Stratic Energy Corporation (Stratic) in the South Akcakoca Sub-basin (SASB) project, located offshore Turkey in the Black Sea. The company also updated other operational activities in Turkey, Romania, Hungary and France.

“This fall and winter we have a number of material operational events simultaneously underway,” said Toreador President and Chief Executive Officer G. Thomas Graves III. “In a little over two years, we and our joint venture partners have progressed from making the first commercial gas discovery in the Turkish waters of the Black Sea to beginning first full scale gas production off Turkey’s northern coast. In the next few weeks, we will drill our first exploration well in Romania, and are continuing our exploration program in Hungary. The Atwood Southern Cross will begin the second phase of development of the South Akcakoca Sub-basin when it starts drilling later this month, and we will continue development drilling in France. We will have active drilling operations in all four of our host countries through the end of the year and into 2007.”

First natural gas production offshore Turkey projected by year end

Offshore Turkey in the Black Sea, construction activities in the South Akcakoca Sub-basin are entering their final stages, with the target of commencing production in late December. Construction of the production facility onshore is progressing well with major equipment scheduled to be moved on site during the last half of October. Installation of the gas plant and pre-commissioning activities are expected to be completed in mid-December. As previously disclosed, the 18-km (11-mile) onshore pipeline tying the production facility into the national grid has already been constructed and tested, and is ready to accept gas.

The offshore pipeline installation is due to start in the next two weeks with the “Regina” pipe lay barge due on location next week. Most of the coated pipe has been delivered to the offshore logistics base

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in Eregli with the final shipment of pipe in transit from Italy. Completion of the offshore pipeline, with the pipeline ready to accept gas, is expected to be in mid-December.

The “Prometheus” jack-up rig is finishing operations on the Akkaya production tripod and is preparing to move to the Dogu Ayazli location to set the second production tripod. The Dogu Ayazli tripod will be launched this week and, weather permitting, will pass through the Bosporus and will be on location ready for installation by this weekend. Following the installation of the Dogu Ayazli tripod and the tie-back of the Dogu Ayazli-1 and -2 wells, the Prometheus will be moved to the Ayazli location to set the third tripod and tie back the Ayazli wells. Production topsides are scheduled to be moved out beginning in mid-November for installation, starting with the Akkaya topsides.

The production platforms will be brought online in stages, starting with the Akkaya platform and Dogu Ayazli platform in December and the Ayazli platform added in January 2007. The first phase production rate of approximately 50 million cubic feet per day to the 100% interest of the joint venture is expected to be reached within the first 60 to 90 days from the onset of production. Toreador has a 36.75% interest in the project and is the operator in the South Akcakoca Sub-basin, TPAO has a 51% interest and Stratic has a 12.25% interest.

Drilling to begin this month in deeper waters of South Akcakoca Sub-basin

The semi-submersible rig Atwood “Southern Cross” is in Turkish waters and is preparing to transit through the Bosporus and into the Black Sea. The rig is expected to be on location and ready to begin the second phase of development in the SASB by spudding the Akcakoca-3 well during the fourth week of October, in waters slightly too deep for jack-up operations. The Akcakoca-3 will twin the original well drilled in the SASB by TPAO in the early 1970s. The target zones are in the same Eocene-age Kusuri formation as in the Ayazli-Akkaya trend, at a sub-surface depth approximately 250 meters (820 feet) deeper than in the nine successful wells drilled along the Ayazli-Akkaya trend in 2004 through 2006.

The “Southern Cross” will drill a second well, the Akcakoca-4, before moving to Bulgarian waters to drill for another operator. The rig will return to drill a third well for Toreador in mid-2007 once it completes its drilling program in Bulgaria. Toreador management estimates that 60% of the potential reserves in the project area will be found along the deeper-water Akcakoca trend.

Seismic acquisition underway in Thrace Black Sea permits

To the west of the South Akcakoca Sub-basin, in Turkish coastal waters between the Bulgarian border and the Bosporus, a 1,200-km (745-mile) seismic acquisition program is underway over the 800,000 acres of Toreador’s Thrace Black Sea permits. In this permit area, Toreador has a 50% working interest and is the operator. HEMA, a Turkish industrial conglomerate, will earn a 50% working interest

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by funding the current seismic program. It is anticipated that the program will take four to six weeks to complete, after which the seismic vessel will travel to the eastern Black Sea to conduct a seismic program over Toreador’s 100% interest blocks in Turkish coastal waters off Sinop and Trabzon.

Subject to final interpretation of the seismic program results, current plans call for the “Prometheus” jack-up rig to begin exploration drilling in the Thrace Black Sea permits in the second half of 2007.

Romanian exploration program beginning in Viperesti block

In Romania, Toreador plans to begin drilling exploration prospects in the southern part of its 100%-interest Viperesti block as soon as it receives the necessary permits, which is anticipated within the next 30 to 60 days. As previously disclosed, the company has identified at least ten prospects to drill which range in exploration potential from 12 to 105 million barrels equivalent (MMBOE). It is anticipated that three will be permitted and drilled before winter weather causes a hiatus, with the remaining wells drilled starting in the spring of 2007 after road conditions improve.

The first prospect to be evaluated is the Naeni prospect, which is estimated to contain unrisked potential reserves of between 6 and 50 MMBOE. The Naeni structure is an overturned anticline which is faulted along its axis with seismic anomalies in both the upper and lower fault blocks in Sarmatian sands. Two exploration wells will be drilled on the structure to evaluate the fault blocks, with expected total depths to be 2,000 meters (6,600 feet) for the first well and 900 meters (3,000 feet) for the second well.

The second prospect to be drilled is the Lapos prospect, which targets a Sarmatian sand on the plunging nose of an anticline with the depth of the first well at approximately 1,600 meters (5,200 feet). The unrisked potential of the prospect is 6 to 40 MMBOE, with good seismic anomalies in what appear to be several fault-separated compartments. Analogous fields in the area are approximately 40 MMBOE in size.

After the winter drilling break, current plans are to drill the Salcia prospect, another plunging anticline in the same area as the Lapos prospect with unrisked potential of 7 to 25 MMBOE. The well location is updip from a well drilled in the 1960s that had indications of hydrocarbons in Sarmatian sands from well logs.

In the northern part of the Viperesti block, a geologically-defined prospect in the prolific Oligocene horizons is also scheduled for exploration drilling in the spring of 2007. Based on oil and gas shows in previously drilled exploration tests and other geological information, the prospect may contain unrisked potential reserves of approximately 105 MMBOE. Two wells are planned in the area, with locations to be defined at a later date.

A seismic program is scheduled for the Viperesti, Moinesti and Fauresti blocks in the first half of 2007 to further define exploration prospects.

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Hungarian exploration drilling program in Tompa block now underway

In Toreador’s 100% interest Tompa block in southern Hungary, the company plans to drill three new exploration wells and re-enter two existing wells by the end of the year. The three exploration wells will be evaluating separate oil and gas prospects in Pannonian, Miocene, Cretaceous and Triassic targets. The two re-entry wells will be used to establish early production in addition to evaluate the potential for similar plays elsewhere in Hungary.

Drilling has started on the Ba-K-1 exploratory well, which is evaluating an oil play in Miocene and Triassic targets. The well is being drilled in a fault block adjacent to but separated from a well which produced approximately 350 barrels of oil per day (BOPD) from the Miocene and 670 BOPD from the upper Triassic in the 1980s. Unrisked reserve potential is estimated to be approximately 2 MMBOE. Projected well depth is approximately 2,000 meters (6,600 feet).

The subsequent two exploratory wells will be drilled to test gas prospects in a Cretaceous limestone from approximately 1,500 to 1,800 meters (5,000 to 6,000 feet) depth and a Pannonian sandstone at approximately 1,200 meters (4,000 feet) depth. Unrisked reserve potentials for the two wells are approximately 5 billion cubic feet of gas each.

By the beginning of November, a second rig is expected to re-enter the KIHA-15 well which was drilled by MOL, the former Hungarian state oil company, in 1988. The well was suspended after testing 2.1 million cubic feet per day (MMCFD) of gas from the top 5 meters (16 feet) of an estimated 15 meter (50 feet) thick pay zone in a Miocene sand. The second re-entry well was drilled in 1992 by MOL and tested approximately 1.6 MMCFD of gas in the upper 15 meters (50 feet) of a 45 meter (148 feet) thick Cretaceous limestone at approximately 900 meters (3,000 feet) depth.

Four development wells planned in France

In France, four wells are planned in the Neocomian Field Complex in the Paris Basin. The wells are being drilled to attempt to tap undeveloped oil reserves in a field which has to date produced over 30 million barrels since the 1970s.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

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Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors – The U.S. Securities and Exchange Commission (SEC) permits oil and bas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating guidelines. Toreador uses the term potential reserves in this news release that the SEC’s guidelines strictly prohibit it from including in the filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2005, File No. 0-2517, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net